FORM 4

[  ] Check box if no                       ------------------------------------
     longer subject to                                 OMB APPROVAL
     Section 16. Form 4 or                 ------------------------------------
     Form 5 obligations may                 OMB Number                3235-0287
     continue. See Instruction 1(b)         Expires:          December 31, 2001
                                            Estimated average burden
                                            hours per response .............0.5
                                           ------------------------------------


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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 1. Name and Address of Reporting Person*

     Vukovich,                        Robert                        A.
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     (Last)                          (First)                      (Middle)

     InKine Pharmaceutical Company, Inc.
     Sentry Parkway West, Building 18
     1787 Walton Road
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                                    (Street)

     Blue Bell,                       PA                           19422
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     (City)                         (State)                       (Zip)


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 2. Issuer Name and Ticker or Trading Symbol

    InKine Pharmaceutical Company, Inc. (INKP)
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 3. IRS or Social Security Number
    of Reporting Person (Voluntary)
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 4. Statement for Month/Year           |  5. If Amendment, Date of
                                       |     Original (Month/Year)
    11/2000                            |
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 6. Relationship of Reporting Person to Issuer (Check all applicable)

        [  X  ]  Director                    [    ]  10% Owner

        [     ]  Officer                     [    ]  Other (specify below)
                 (give title below)

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 7. Individual or Joint/Group Reporting (Check Applicable Line)

     X  Form filed by One Reporting Person
    ---
        Form filed by More than One Reporting Person
    ---

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TABLE I - Non-Derivative Securities Acquired, Disposed of,
          or Beneficially Owned
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1. Title of Security              |  2. Transaction Date      | 3. Transaction Code     | 4. Securities Acquired (A) or Disposed
   (Instr. 3)                     |     (Month/Day/Year)      |    (Instr. 8)           |    of (D) (Instr. 3, 4 & 5)
                                  |                           |                         |
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                                  |                           |                         |      Amount    |   (A) or|     Price
                                  |                           |                         |                |   (D)   |
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 Common Stock                     |      11/07/00             |            M            |       2,500    |    A    |     (FN1)
                                  |        (FN1)              |                         |                |         |
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1. Title of Security              | 5. Amount of Securities   | 6. Ownership Form:      | 7. Nature of Indirect Beneficial
   (Instr. 3)                     |    Beneficially Owned at  |    Direct (D) or        |    Ownership (Instr. 4)
                                  |    End of Month           |    Indirect (I)         |
                                  |    (Instr. 3 & 4)         |    (Instr. 4)           |
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 Common Stock                     |       37,000              |            D            |
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*If the form is filed by more than one reporting person, see Instruction
 4(b)(v).

                                                                       (Over)
                                                              SEC 2270 (7/96)

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TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security  |  2. Conversion or         | 3. Transaction Date     | 4. Transaction | 5. Number of Derivative
   (Instr. 3)                    |     Exercise Price of     |    (Month/Day/Year)     |    Code (Instr.|    Securities Acquired
                                 |     Derivative Security   |                         |    8)          |    (A) or Disposed of
                                 |                           |                         |                |    (D) (Instr. 3, 4 & 5)
                                 |                           |                         |                |
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                                 |                           |                         |                |     (A)     |    (D)
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Right to Receive Stock Grant     |     (FN1)                 |    11/07/00             |      M         |             |   2,500
(Subject to performance goals)   |                           |    (FN1)                |                |             |
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                                 |                           |                         |                |             |
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                                 |                           |                         |                |             |
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1. Title of Derivative Security  | 6. Date Exercisable and      | 7. Title and Amount of Underlying    | 8. Price of  Derivative
   (Instr. 3)                    |    Expiration Date           |    Securities (Instr. 3 & 4)         |    Security (Instr. 5)
                                 |    (Month/Day/Year)          |                                      |
                                 |                              |                                      |
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                                 | Date          | Expiration   |     Title      |   Amount or Number  |
                                 | Exercisable   | Date         |                |   of Shares         |
                                 |               |              |                |                     |
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Right to Receive Stock Grant     | (FN1)         |  11/07/09    |    Common      |    2,500            |
(Subject to performance goals)   |               |              |    Stock       |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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1. Title of Derivative Security  | 9. Number of Derivative      | 10. Ownership  of Derivative         | 11. Nature of Indirect
   (Instr. 3)                    |    Securities Beneficially   |     Security: Direct (D) or          |     Beneficial Ownership
                                 |    Owned at End of Month     |     Indirect (I) (Instr. 4)          |     (Instr. 4)
                                 |    (Instr. 4)                |                                      |
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Right to Receive Stock Grant     |    2,500                     |          D                           |
(Subject to performance goals)   |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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Explanation of Responses:

     (FN1)The Issuer originally granted the Reporting Person the right to receive these shares on November 8, 1999, pursuant to Issuer's 1999 Equity Compensation Plan. The Reporting Person reported the original grant of this right as a derivative security on the Reporting Person's Form 5 for the fiscal year ended June 30, 2000. The vesting of this derivative security was subject to the Reporting Person remaining a member of the Board of Directors of the Issuer during the vesting period. For purposes of Section 16, following the expiration of the vesting period, this derivative security is deemed to be converted into shares of Common Stock of the Issuer on the Transaction Date.


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

/s/  Robert F. Apple                                    December 7, 2000
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     **Signature of Reporting Person                           Date
       Robert F. Apple
       as attorney-in-fact for
       Robert A. Vukovich


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.


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                                                                SEC 2270 (7/96)